Putnam Government Money Market Fund
3/31/18 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	        640
Class B	          1
Class C	          1
Class G	        166
Class I           *
Class M          17

*amount represents less than 1

72DD2 (000s omitted)

Class P           7
Class R	          2
Class T1          *

*amount represents less than 1

73A1

Class A	   0.003408
Class B	   0.003423
Class C	   0.003423
Class G	   0.004290
Class I    0.004291
Class M    0.003422

73A2

Class P    0.004290
Class R	   0.003422
Class T1   0.003406


74U1  (000s omitted)

Class A	     75,047
Class B	        139
Class C	        299
Class G	     38,949
Class I          10
Class M       5,373

74U2  (000s omitted)

Class P          10
Class R	        411
Class T1         41

74V1

Class A	     	1.00
Class B	        1.00
Class C	        1.00
Class G	     	1.00
Class I         1.00
Class M       	1.00

74v2

Class P 	1.00
Class R	       	1.00
Class T1        1.00


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.